ITEM 77C - Submission of Matters to a Vote of Security Holders.

1. On December 7, 2009, a special meeting of the shareholders of Old Mutual China Fund ("China Fund" or the "Fund") was held at which shareholders of the China Fund approved an investment sub-advisory agreement between Old
Mutual Capital, Inc., the Fund's investment adviser; Clough Capital Partners LLC, on behalf of Clough Capital Partners, LP; and Old Mutual Funds I, on behalf of the Fund, pursuant to which Clough would serve as the sub-adviser to the China Fund. The following is a report on the votes cast:

China Fund      Shares Voted      % of Voted     % of Total
For                    1,717,410.86           95.61%          61.28%
Against                  31,181.18             1.74%            1.11%
Abstain                   47,584.31             2.65%            1.70%
Total                  1,796,176.35         100.00%          64.09%

2. On January 11, 2010, pursuant to an earlier adjournment, a special meeting of shareholders of the China Fund was held at which shareholders of each class of the China Fund approved an agreement and plan of reorganization, including the transfer of all of the assets of the Fund to the Clough China Fund, a newly created series of Financial Investors Trust. The following is a report on the votes cast:

Class A             Shares Voted      % of Voted     % of Total
For                        445,574.30           94.05%         50.13%
Against                     6,649.93             1.40%           0.75%
Abstain                   21,535.89             4.55%           2.42%
Total                     473,760.12          100.00%        53.30%

Class C             Shares Voted      % of Voted     % of Total
For                        262,941.77           93.85%         52.82%
Against                     7,484.33             2.67%           1.50%
Abstain                     9,739.78             3.48%           1.95%
Total                     280,165.88         100.00%         56.27%

Institutional Class   Shares Voted      % of Voted     % of Total
For                              588,283.78         100.00%         99.76%
Against                                  0.00             0.00%           0.00%
Abstain                                  8.00             0.00%           0.00%
Total                           588,291.78         100.00%         99.76%

Class Z              Shares Voted      % of Voted     % of Total
For                         416,555.22           91.95%         50.42%
Against                    19,717.97             4.35%           2.38%
Abstain                    16,759.65             3.70%           2.03%
Total                      453,032.85         100.00%         54.83%


3. On October 22, 2009, a special meeting of shareholders of the Old Mutual Analytic Global Fund ("Analytic Global" or the "Fund) was held at which shareholders of the Analytic Global Fund approved an agreement and plan of liquidation pursuant to which the assets of the Fund were liquidated, known liabilities satisfied, and remaining proceeds distributed to shareholders of the Analytic Global Fund. The following is a report on the votes cast:

Analytic Global           Shares Voted      % of Voted     % of Total
For                                 311,997.70           94.07%         35.82%
Against                              1,574.00             0.48%           0.18%
Abstain                            18,090.37             5.45%           2.07%
Total                              331,662.07         100.00%         38.07%